Investor Relations
Julie Kerekes
Treasurer and Sr. Managing Director, Global Tax
and Investor Relations
(952) 887-8846, julie.kerekes@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release
The Toro Company Reports Record Third-Quarter Fiscal 2022 Results
Highlighted by Strong Professional Segment Performance and Increased Profitability
•Record third-quarter net sales up 18.8% year over year to $1.16 billion
•Record third-quarter reported diluted EPS of $1.19; *adjusted diluted EPS of $1.19
•Operational execution drives gross margin and operating earnings margin expansion
•Raises full-year *adjusted diluted EPS guidance
BLOOMINGTON, Minn.—(BUSINESS WIRE) — September 1, 2022—The Toro Company (NYSE: TTC) today reported results for its fiscal third-quarter ended July 29, 2022.
“We delivered record results while advancing our strategic initiatives during the third quarter,” said Richard M. Olson, chairman and chief executive officer. “Our ability to achieve this performance despite the broader macro uncertainty is a testament to the strength of our portfolio, disciplined execution, and collaborative approach. Our team continued to demonstrate resiliency and agility in this unique operating environment, while making progress in restoring historic margin levels and maintaining a sharp focus on serving our customers.
“Professional segment demand remained robust and broad-based. Our biggest challenge continued to be our ability to fulfill heightened order levels in this time of constrained supply. Residential segment demand was solid, moderating as expected on top of the higher base we have built with the past two years of double-digit growth, and aligned with more typical seasonal trends.
“During the quarter, we continued to invest for the long-term and prioritized the key technology areas of alternative power, smart-connected, and autonomous solutions. Our focus on technology leadership dovetails with our enterprise-wide commitment to environmental, social, and governance best practices. We were excited to introduce goals and metrics in our latest sustainability report, which should help us drive change in a meaningful way for all stakeholders.”

THIRD-QUARTER FISCAL 2022 FINANCIAL HIGHLIGHTS
•Net sales of $1,160.6 million, up 18.8% from $976.8 million in the third quarter of fiscal 2021.
•Net earnings of $125.2 million, up 29.9% from $96.3 million in the third quarter of fiscal 2021; *adjusted net earnings of $125.1 million, up 25.8% from $99.4 million in the third quarter of fiscal 2021.
•Reported diluted EPS of $1.19 versus $0.89 in the third quarter of fiscal 2021; *adjusted diluted EPS of $1.19 versus $0.92 in the third quarter of fiscal 2021.
YEAR-TO-DATE FISCAL 2022 FINANCIAL HIGHLIGHTS
•Net sales of $3,342.7 million, up 11.5% from $2,998.9 million in the first nine months of fiscal 2021.
•Net earnings of $325.8 million, down 6.9% from $349.8 million in the first nine months of fiscal 2021; *adjusted net earnings of $327.0 million, down 1.8% from $333.0 million in the first nine months of fiscal 2021.
•Reported diluted EPS of $3.08 versus $3.21 in the first nine months of fiscal 2021; *adjusted diluted EPS of $3.09 versus $3.06 in the first nine months of fiscal 2021.
OUTLOOK
“We continue to see solid demand for our innovative solutions across our end markets and are well-prepared to capitalize on growth opportunities,” continued Olson. “Orders in our professional segment remain strong, including exceptional momentum in underground construction and golf. For solutions geared to landscape contractors and residential customers, demand remains favorable and, as expected, retail patterns are beginning to normalize.
“On a macro basis, we are keeping a close eye on the mixed signals we are seeing in the economy. We are also watching the broader supply chain environment, which continues to show signs of improvement. Importantly, our team is driving operational efficiencies that put us in a favorable position as we close out our fiscal year and set us up as an even more productive and agile organization."
The company is updating its full-year fiscal 2022 guidance and now expects total net sales growth of about 14% and *adjusted diluted EPS in the range of $4.07 to $4.17. This guidance is based on management’s current visibility in what continues to be a dynamic macro environment, and reflects expectations for more normal residential demand patterns and continued operational execution, as well as modest accretion from the company’s Intimidator Group acquisition.

THIRD-QUARTER FISCAL 2022 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the third quarter were $886.2 million, up 23.3% from $718.5 million in the same period last year. The increase was driven primarily by net price realization, higher shipments of zero-turn and stand-on mowers, and incremental revenue from the company’s fiscal 2022 Intimidator Group acquisition, partially offset by lower volume in certain key product categories due to product availability constraints.
•Professional segment earnings for the third quarter were $166.2 million, up 35.9% from $122.3 million in the same period last year, and when expressed as a percentage of net sales, 18.8%, up from 17.0% in the prior-year period. The increase was primarily due to net price realization, productivity improvements, and net sales leverage, partially offset by higher material, freight, and manufacturing costs, and the addition of the Intimidator Group at a lower initial margin than the segment average.
Residential Segment
•Residential segment net sales for the third quarter were $270.0 million, up 7.1% from $252.1 million in the same period last year. The increase was primarily driven by net price realization and higher shipments of zero-turn riding mowers and snow products, partially offset by lower sales of walk-power mowers and portable-power products.
•Residential segment earnings for the third quarter were $26.3 million, down 16.5% from $31.5 million in the same period last year, and when expressed as a percentage of net sales, 9.8%, down from 12.5% in the prior-year period. The decrease was largely driven by higher material, freight, and manufacturing costs, partially offset by increased net price realization, productivity improvements, and favorable product mix.
OPERATING RESULTS
Gross margin for the third quarter was 34.5%, compared with 33.9% for the same prior-year period. The increase in gross margin was primarily due to net price realization and productivity improvements, partially offset by higher material, freight and manufacturing costs, as well as the addition of the Intimidator Group at a lower initial gross margin than the company average.
SG&A expense as a percentage of net sales for the third quarter was 20.5% compared with 21.4% in the prior-year period. The improvement was primarily due to the impact of a one-time legal settlement in the prior-year period and increased net sales leverage, partially offset by higher indirect marketing expenses.
Operating earnings margin was 14.0% for the third quarter, compared with 12.5% in the same prior-year period. *Adjusted operating earnings margin for the third quarter was 14.1%, compared with 13.1% in the same prior-year period.
Interest expense was up $2.2 million for the third quarter to $9.2 million, driven by incremental borrowing to fund the company’s acquisition of the Intimidator Group, as well as higher average interest rates.
The reported effective tax rate for the third quarter was 20.3%, compared with 18.0% for the same prior-year period. The reported effective tax rate increase was primarily due to less favorable one-time adjustments in the current-year period, as well as lower tax benefits recorded as excess tax deductions for stock compensation in the current-year period. The *adjusted effective tax rate for the third quarter was 20.7%, compared with 19.3% in the third quarter of 2021. The increase was primarily due to less favorable one-time adjustments in the current-year period.
*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
September 1, 2022 at 10:00 a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on September 1, 2022. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $4.0 billion in fiscal 2021, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2022 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2022 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2022 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2022 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2022 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2022 financial guidance, and expectations for more normal Residential demand patterns and continued operational execution, as well as modest accretion from the company’s Intimidator Group acquisition. Particular risks and uncertainties that may affect the company’s operating results or financial position include: COVID-19 related factors, risks, and challenges; adverse worldwide economic conditions, including inflationary pressures; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions and dispositions, including the company's acquisition of Intimidator Group; impairment of goodwill or other intangible assets; impacts of any restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Net sales	$1,160,550	$976,836	$3,342,678	$2,998,929
Cost of sales	760,644	645,719	2,236,927	1,949,823
Gross profit	399,906	331,117	1,105,751	1,049,106
Gross margin	34.5%	33.9%	33.1%	35.0%
Selling, general and administrative expense	236,858	209,178	680,500	604,986
Operating earnings	163,048	121,939	425,251	444,120
Interest expense	(9,182)	(7,016)	(24,219)	(21,662)
Other income, net	3,225	2,528	8,262	8,062
Earnings before income taxes	157,091	117,451	409,294	430,520
Provision for income taxes	31,941	21,131	83,509	80,748
Net earnings	$125,150	$96,320	$325,785	$349,772

Basic net earnings per share of common stock	$1.19	$0.90	$3.10	$3.25

Diluted net earnings per share of common stock	$1.19	$0.89	$3.08	$3.21

Weighted-average number of shares of common stock outstanding — Basic	104,827	107,130	104,931	107,667

Weighted-average number of shares of common stock outstanding — Diluted	105,448	108,363	105,754	108,818

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment net sales	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Professional	$886,232	$718,477	$2,484,927	$2,197,058
Residential	269,962	252,117	845,039	784,852
Other	4,356	6,242	12,712	17,019
Total net sales*	$1,160,550	$976,836	$3,342,678	$2,998,929

*Includes international net sales of:	$216,142	$191,665	$656,799	$638,921

	Three Months Ended		Nine Months Ended
Segment earnings (loss) before income taxes	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Professional	$166,191	$122,331	$424,833	$406,279
Residential	26,348	31,548	95,203	109,642
Other	(35,448)	(36,428)	(110,742)	(85,401)
Total segment earnings before income taxes	$157,091	$117,451	$409,294	$430,520

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 29, 2022	July 30, 2021	October 31, 2021
ASSETS
Cash and cash equivalents	$231,564	$535,330	$405,612
Receivables, net	350,657	301,234	310,279
Inventories, net	939,274	665,648	738,170
Prepaid expenses and other current assets	82,861	43,577	35,124
Total current assets	1,604,356	1,545,789	1,489,185

Property, plant, and equipment, net	531,816	456,992	487,731
Goodwill	583,803	421,958	421,680
Other intangible assets, net	595,141	426,497	420,041
Right-of-use assets	73,349	72,236	66,990
Investment in finance affiliate	31,389	19,272	20,671
Deferred income taxes	961	6,362	5,800
Other assets	19,134	18,943	24,042
Total assets	$3,439,949	$2,968,049	$2,936,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$65,000	$104,217	$—
Accounts payable	487,030	411,413	503,116
Accrued liabilities	443,557	427,407	419,620
Short-term lease liabilities	15,675	15,403	14,283
Total current liabilities	1,011,262	958,440	937,019

Long-term debt, less current portion	990,616	587,345	691,242
Long-term lease liabilities	60,921	60,002	55,752
Deferred income taxes	50,332	74,381	50,397
Other long-term liabilities	40,216	50,703	50,598

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	104,194	106,441	105,206
Retained earnings	1,213,551	1,157,428	1,071,922
Accumulated other comprehensive loss	(31,143)	(26,691)	(25,996)
Total stockholders’ equity	1,286,602	1,237,178	1,151,132
Total liabilities and stockholders’ equity	$3,439,949	$2,968,049	$2,936,140

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 29, 2022	July 30, 2021
Cash flows from operating activities:
Net earnings	$325,785	$349,772
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(5,814)	(4,694)
(Contributions to)/Distributions from finance affiliate, net	(4,905)	5,167
Depreciation of property, plant and equipment	54,269	55,301
Amortization of other intangible assets	24,760	17,493
Fair value step-up adjustment to acquired inventory	535	—
Compensation cost for stock-based compensation awards	17,105	16,176
Deferred income taxes	—	699
Other	3,358	(26)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(38,118)	(42,217)
Inventories, net	(173,000)	(20,080)
Prepaid expenses and other assets	(32,483)	(1,019)
Accounts payable, accrued liabilities, and other liabilities	(16,929)	100,563
Net cash provided by operating activities	154,563	477,135

Cash flows from investing activities:
Purchases of property, plant and equipment	(75,772)	(47,961)
Business combinations, net of cash acquired	(402,386)	(14,874)
Asset acquisitions, net of cash acquired	(7,225)	(27,176)
Proceeds from asset disposals	197	588
Proceeds from sale of a business	4,605	18,732
Net cash used in investing activities	(480,581)	(70,691)

Cash flows from financing activities:
Borrowings under debt arrangements	700,000	—
Repayments under debt arrangements	(335,000)	(100,000)
Proceeds from exercise of stock options	4,440	12,535
Payments of withholding taxes for stock awards	(2,308)	(1,875)
Purchases of TTC common stock	(110,004)	(177,152)
Dividends paid on TTC common stock	(94,401)	(84,677)
Net cash provided by (used in) financing activities	162,727	(351,169)

Effect of exchange rates on cash and cash equivalents	(10,757)	163

Net (decrease) increase in cash and cash equivalents	(174,048)	55,438
Cash and cash equivalents as of the beginning of the fiscal period	405,612	479,892
Cash and cash equivalents as of the end of the fiscal period	$231,564	$535,330

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three and nine month periods ended July 29, 2022 and July 30, 2021:

	Three Months Ended		Nine Months Ended
	July 29, 2022	July 30, 2021	July 29, 2022	July 30, 2021
Gross profit	$399,906	$331,117	$1,105,751	$1,049,106
Acquisition-related costs[1]	401	—	1,425	—
Adjusted gross profit	$400,307	$331,117	$1,107,176	$1,049,106

Operating earnings	$163,048	$121,939	$425,251	$444,120
Acquisition-related costs[1]	704	—	3,456	—
Litigation settlement, net[2]	—	5,750	—	(11,325)
Adjusted operating earnings	$163,752	$127,689	$428,707	$432,795

Operating earnings margin	14.0%	12.5%	12.7%	14.8%
Acquisition-related costs[1]	0.1%	—%	0.1%	—%
Litigation settlement, net[2]	—%	0.6%	—%	(0.4)%
Adjusted operating earnings margin	14.1%	13.1%	12.8%	14.4%

Earnings before income taxes	$157,091	$117,451	$409,294	$430,520
Acquisition-related costs[1]	704	—	3,456	—
Litigation settlement, net[2]	—	5,750	—	(11,325)
Adjusted earnings before income taxes	$157,795	$123,201	$412,750	$419,195

Net earnings	$125,150	$96,320	$325,785	$349,772
Acquisition-related costs[1]	561	—	2,740	—
Litigation settlement, net[2]	—	4,525	—	(8,947)
Tax impact of stock-based compensation[3]	(581)	(1,397)	(1,568)	(7,846)
Adjusted net earnings	$125,130	$99,448	$326,957	$332,979

Diluted EPS	$1.19	$0.89	$3.08	$3.21
Acquisition-related costs[1]	0.01	—	0.03	—
Litigation settlement, net[2]	—	0.04	—	(0.08)
Tax impact of stock-based compensation[3]	(0.01)	(0.01)	(0.02)	(0.07)
Adjusted diluted EPS	$1.19	$0.92	$3.09	$3.06

Effective tax rate	20.3%	18.0%	20.4%	18.8%
Tax impact of stock-based compensation[3]	0.4%	1.3%	0.4%	1.8%
Adjusted effective tax rate	20.7%	19.3%	20.8%	20.6%

1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the three month period ended July 29, 2022 represent integration costs and acquisition-related costs for the nine month period ended July 29, 2022 represent transaction and integration costs incurred in connection with the acquisition. No acquisition-related costs were incurred during the three and nine month periods ended July 30, 2021.
2    On November 19, 2020, Exmark Manufacturing Company Incorporated ("Exmark"), a wholly-owned subsidiary of TTC, and Briggs & Stratton Corporation ("BGG") entered into a settlement agreement ("Settlement Agreement") relating to the decade-long patent infringement litigation that Exmark originally filed in May 2010 against Briggs & Stratton Power Products Group, LLC ("BSPPG"), a former wholly-owned subsidiary of BGG (Case No. 8:10CV187, U.S. District Court for the District of Nebraska) (the "Infringement Action"). The Settlement Agreement provided, among other things, that upon approval by the bankruptcy court, and such approval becoming final and nonappealable, BGG agreed to pay Exmark $33.65 million ("Settlement Amount"). During January 2021, the first quarter of fiscal 2021, the Settlement Amount was received by Exmark in connection with the settlement of the Infringement Action and at such time, the underlying events and contingencies associated with the gain contingency related to the Infringement Action were satisfied. As such, the company recognized in selling, general and administrative expense within the Consolidated Statements of Earnings during the first quarter of fiscal 2021 (i) the gain associated with the Infringement Action and (ii) a corresponding expense related to the contingent fee arrangement with the company's external legal counsel customary in patent infringement cases equal to approximately 50 percent of the Settlement Amount. Additionally, during the third quarter of fiscal 2021, the company recorded a charge related to a legal settlement for a series of ongoing patent infringement disputes within selling, general and administrative expense in the Condensed Consolidated Statements of Earnings. Accordingly, litigation settlements, net represents the charge incurred for the settlement of the patent infringement disputes for the three month period ended July 30, 2021. Litigation settlements, net for the nine month period ended July 30, 2021 represents the net amount recorded for the settlement of the Infringement Action, as well as the charge incurred for the settlement of the patent infringement disputes. No amounts were recorded for litigation settlement, net during the three and nine month periods ended July 29, 2022.
3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and nine month periods ended July 29, 2022 and July 30, 2021.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the nine month periods ended July 29, 2022 and July 30, 2021:

	Nine Months Ended
(Dollars in thousands)	July 29, 2022	July 30, 2021
Net cash provided by operating activities	$154,563	$477,135
Less: Purchases of property, plant and equipment	75,772	47,961
Free cash flow	78,791	429,174
Net earnings	$325,785	$349,772
Free cash flow conversion percentage	24.2%	122.7%
###